Exhibit 8.1

[MORGAN, LEWIS & BOCKIUS LLP letterhead]

November 20, 2008

PharmaNet Development Group, Inc.
504 Carnegie Center
Princeton, New Jersey 08540

Ladies and Gentlemen,

We have acted as counsel to PharmaNet Development Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) of which this exhibit is a part relating to the proposed offer to exchange (the “Exchange Offer”) 8.00% Convertible Senior Notes Due 2014 of the Company and additional consideration for any and all of the Company’s outstanding 2.25% Convertible Senior Notes Due 2024 (the “Outstanding Notes”).

In connection with the Registration Statement and this opinion, we have examined and relied upon (i) representations made to us by an officer of the Company in a representation letter (the “Company Representation Letter”), (ii) the prospectus and offer to purchase included in the Registration Statement (the “Prospectus”) and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories.

In rendering this opinion, we have assumed, without investigation or verification that the representations and statements set forth in the Company Representation Letter, the Prospectus and the other documents referred to herein are true, accurate and complete in all material respects and will remain so through the date of the exchange. We have further assumed that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion, all of which are subject to change, potentially with retroactive effect. No assurances can be given that a change in the law upon which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. Our opinion is not binding upon the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be successfully challenged by the IRS or rejected by a court.

Based upon and subject to the foregoing, the discussion in the Prospectus under the heading “Material US federal income tax consequences,” subject to the limitations and qualifications described therein, constitutes our opinion insofar as describes U.S. federal tax law applicable in connection with participation in the Exchange Offer.

This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP